CARSUNLIMITED.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2000



1.     NATURE  OF  OPERATIONS

CARSUNLIMITED.COM, INC. (The Company) was formed in Nevada on March 7, 2000. The Company is a development stage company with limited operations and revenues and only nominal assets. Its intended purpose is to offer users the ability to search a database that contains products and information about the Automobile
Industry, new and used car sales (classified ads), as well as automotive products such as extended warranty information and anti-theft body part marking. The Company has adopted December 31 as its year end.

As the Company develops its website, its operations are currently limited to marketing various lease products directly through automobile dealers. The Company arranges for the dealer to market the products to their automotive customers and collect the costs and fees. The Company receives commissions from the third party administrators.

The Company is a development stage company with limited operations and revenues and only nominal assets. The company's ability to commence its intended operations is based on the successful placement of 1,500,000 units at a price of $0.10 per unit, each unit consisting of 1 share of common stock valued at $0.10 per share, and, an option to purchase 3 warrants exercisable at $0.30 per warrant. The Private Placement Memorandum (PPM) is being offered without registration under the exemption from registration afforded by Section 4(2) of the Securities Act 0f 1933.

2.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     USE  OF  ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues an expenses during the reporting period. Actual results could differ from those estimates.

COMMISSIONS  RECEIVABLE

Commissions receivable represent the Company's commissions for sales of automotive products (extended warranties, GAP insurance and other lease products) through automobile dealers (dealers). These dealers have agreed to market the Company's automotive products directly to their customers and to collect the fees and costs. The Company is responsible for servicing the dealer and transmitting the checks to a third party administrator. No provision for uncollectibles has been recorded as the Company believes none is necessary.

ADVERTISING  AND  INTERNET  MARKETING

In May, the Company entered into a celebrity endorsement agreement wherein the celebrity has agreed to serve as a Company spokesperson and to endorse the Company's products and services. The Company has expensed the full cost ($25,000) of the agreement. The celebrity was compensated in cash ($5,000) and the fair value ($0.10 per share or $20,000) of the stock offered to him at par value. The $25,000 has been included in advertising and Internet marketing in the statement of operations.

     EQUIPMENT  AND  FURNITURE

Equipment and furniture is stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of 5 years.

WEBSITE

Website development consists of fees and costs in designing the Company's website. The cost of this development has been expensed and is included in start-up expenses. Maintenance costs will be charged to expense as incurred.

     COSTS  ASSOCIATED  WITH  RAISING  CAPITAL

The Company has recorded the fees paid to consultants, attorney, and other professionals for assistance in raising funds as a charge to the statement of operations. These fees and costs were paid primarily in common stock recorded at its fair value of $0.10 per share as determined by management.

     COMMON  STOCK

The Company offered 389,000 shares at $0.10 per share through a promissory note wherein the Company received the proceeds of the notes and in return agreed to issue the shares upon the note holder completing a subscription agreement from the PPM. Through June 30, 2000, the Company collected $38,900 in cash.

The Company intends to raise $1,500,000 by offering 1,500,000 units at a price of $0.10 per unit, each unit consisting of one share of common stock valued at $0.10 per share and an option to purchase three warrants exercisable at $0.30 per warrant. The Private Placement Offering (PPM) is being offered without registration under the Securities Act of 1933 or under the securities laws of any state. Through June 30, 2000, the Company raised $150,000 in the first round of financing and expects to have the warrants exercised at $0.30 per warrant in the coming year.

The Company has issued 3,170,000 shares of its common stock for services and has valued all of the issuances at fair value of $0.10 per share as determined by management for a total of $317,000. Of this total, $140,000 was for the services of officers and directors, $20,000 for advertising under the celebrity endorsement agreement, and $152,000 for fees associated with raising equity and $5,000 in computer services.

FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts which approximate fair value.

(LOSS)  PER  COMMON  SHARE

Net (loss) per common share is based on the weighted average of common shares outstanding during the period.

INCOME  TAXES

The Company has a net operating loss (NOL) carryforward of $202,743 expiring in 2020. No tax benefit has been reported in the financial statements because the potential tax benefit of the net operating loss carryforwards are completely offset by a valuation allowance of the same amount because of the uncertainty of the Company realizing future taxable income. Deferred taxes on the differences between book and tax accounting are immaterial.

3.     GOING  CONCERN

The Company is a development stage company with limited operations, no substantial, continuing source of revenues and only nominal assets. The Company's intended operations will require substantial capital and until revenues are sufficient to fund ongoing operations, the Company will be highly dependent on external sources of financing. The Company has no internal sources of liquidity and does not expect to generate any positive cash flows in the immediate future. These conditions raise substantial doubt about its ability to continue as a going concern.

The Company has begun to raise $1,500,000 through a Private Placement Memorandum
(PPM)  as  discussed  above.

Although the Company believes that it can successfully complete the PPM there can be no assurance that it will do so or even if completed it will be sufficient to permit the Company to implement its intended operations.

4.     OFFICE  LEASE

The Company has signed a 3-year lease for office space commencing April 1, 2000 through March 31, 2000. Monthly rentals for the first year are $14,400 and $16,800 per year in the remaining 2 years.